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Exhibit 5.4

[DESJARDINS DUCHARME L.L.P. LETTERHEAD]

Québec City, November 14, 2006.

Ministère des Finances
12 Saint-Louis Street
Québec (Québec) G1R 5L3

Dear Sirs:

        As counsel for Québec in the matter of the issue and sale by Québec to the Underwriters of US$1,500,000,000 aggregate principal amount of Québec's 5.125% Global Notes Series QE due November 14, 2016 (the "Notes"), we have examined the following:

(a)
a copy of Registration Statement No. 333-137673 of Québec filed with the Securities and Exchange Commission (the "SEC") on September 29, 2006 (such Registration Statement incorporated therein by reference being hereinafter called the "Registration Statement");

(b)
a copy of the prospectus dated September 29, 2006 forming part of the Registration Statement and all materials incorporated by reference therein (the "Prospectus") and of the prospectus supplement relating to the Notes and dated November 7, 2006 and all materials incorporated by reference therein (the "Prospectus Supplement");

(c)
an electronic transmission of a signed copy of the Terms Agreement entered into between Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representative of the several Underwriters named therein, and Québec dated November 7, 2006 (the "Terms Agreement"), which incorporates by reference all of the provisions of the Québec Underwriting Agreement Standard Provisions (Debt Securities) dated November 7, 2006 (the "Underwriting Agreement Standard Provisions");

(d)
an electronic transmission of a signed copy of the Fiscal Agency Agreement dated as of November 14, 2006 between Québec, Deutsche Bank Trust Company Americas and Deutsche Bank AG, London Branch (the "Fiscal Agency Agreement");

(e)
a specimen of the Global Notes (as defined in the Fiscal Agency Agreement);

(f)
copies of Order in Council No 429-2006 adopted by the Gouvernement du Québec on May 24, 2006, as amended by Order in Council No 961-2006 as of October 25, 2006, in relation to the Registration Statement and with respect to the authorization of the issue and sale of the Notes, as certified by an authorized representative of Québec as of the date hereof (collectively the "Orders in Council");

(g)
a copy of ministerial order No FIN-3 of the Minister of Finance of Québec dated July 7, 2003 (the "Ministerial Order") authorizing, inter alia, certain persons to conclude and sign on behalf of Québec borrowing transactions and certain means to sign any debt security and any documents related to a borrowing transaction and a signed copy of a letter dated November 8, 2006 addressed to Mr. Michel Robitaille, Delegate General in New York, authorizing certain persons to sign on behalf of Québec the Terms Agreement and all documents relating to the issuance and sale of the Notes, as certified by an authorized representative of the Ministère des Finances of Québec as of the date hereof;

(h)
a certificate, dated November 14, 2006, of an authorized representative of the Ministère des Finances of Québec pursuant to section 5(g) of the Underwriting Agreement Standard Provisions certifying the compliance of the issuance of the Global Notes with the Orders in Council;

(i)
a certificate of an authorized representative of the Ministère des Finances of Québec dated November 14, 2006 as to the delivery of the Notes and to the amount of other debt securities of Québec outstanding on the date hereof and certifying that the Terms Agreement, the Fiscal Agency Agreement and the Notes were signed and delivered outside Québec;

(j)
a certificate of the Secretary to the Ministère des Finances of Québec dated November 14, 2006 as to authorized signatories of Québec, their titles and specimen signatures; and

(k)
a certificate of the Greffier adjoint du Conseil exécutif du Québec dated November 14, 2006 regarding validity of the Orders in Council.

        We have further examined the legislative authority under which it is proposed to issue and sell the Notes, and, in particular, the Financial Administration Act (Québec).

        We have further studied the Income Tax Act (Canada) (the "Canadian Tax Act"), the Taxation Act (Québec), the specific proposals to amend the Canadian Tax Act and the Regulations adopted thereunder publicly announced prior to the date hereof and such other documents and questions of law as we have deemed necessary for the purposes of this opinion.

        Based on the foregoing, we advise you that, in our opinion:

(a)
all necessary action has been duly taken by or on behalf of Québec, and all necessary authorizations and approvals under the laws of Québec have been duly obtained, for the authorization by Québec of the Notes; and there are no laws of Canada applicable to any such authorizations, and no authorizations or approvals under the laws of Canada are necessary therefor;

(b)
the Notes have been duly authorized in accordance with the laws of Québec and the Orders in Council of the Gouvernement du Québec applicable thereto, and there are no laws of Canada applicable thereto;

(c)
under the applicable laws of Québec, the Notes, when executed, issued, authenticated and delivered in accordance with the Fiscal Agency Agreement, the Orders in Council and the Ministerial Order applicable thereto and against payment therefore pursuant to the Terms Agreement, will have been duly executed, issued and delivered in accordance with the laws of Québec, and the Notes and the covenants therein contained will constitute valid, binding, unsecured and unconditional general obligations of Québec, enforceable against Québec in accordance with their terms subject to the qualifications set forth in paragraph (d), and ranking equally among themselves and with all other debt securities of Québec and outstanding on the date hereof and the full faith and credit of Québec will be pledged for the payment of the principal of and interest (including any Additional Amounts as provided in the Notes) on the Notes and all funds required to make payment in respect of the Notes will be taken out of the Consolidated Revenue Fund of Québec;

(d)
Québec does not enjoy, under the laws of Québec and the laws of Canada applicable therein, a right of immunity from suite, on the ground of sovereignty or otherwise, in respect of its obligations under the Fiscal Agency Agreement, the Terms Agreement and the Notes, subject to the following qualifications:

1.
the provisions of the Code of Civil Procedure of Québec which bar extraordinary recourses (quo warranto, mandamus and evocation) and provisional remedies (injunction, seizure of assets before judgment and sequestration) against the Gouvernement du Québec; and

  2.
  the general immunity of the State from compensation, set-off, acquisitive prescription, attachment and execution on a judgment.

        We confirm to you our opinion as set forth under the headings "Tax Matters — Canadian Federal Income Taxation" and "Validity of the Notes" in the Prospectus Supplement and under the headings "Description of the Securities — Canadian Taxes on Debt Securities" and "Validity of the Securities" in the Prospectus (which, for the purpose hereof, is deemed to be our opinion) and hereby consent to the references to us under such headings in the Prospectus Supplement. We further consent to the filing of this opinion with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours very truly,

/s/ DESJARDINS DUCHARME L.L.P.
Desjardins Ducharme L.L.P.

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